AMG FUNDS

Amendment No. 2 to Amended and Restated Agreement and Declaration of Trust

CERTIFICATE AND INSTRUMENT OF AMENDMENT

September 17, 2020

The undersigned, constituting at least a majority of the Trustees of AMG Funds (the “Trust”), do hereby amend the Amended and Restated Agreement and Declaration of Trust of the Trust dated December 13, 2013, as amended from time to time (the “Declaration of Trust”), as follows:

WHEREAS, Article IX, Section 8(a) of the Declaration of Trust provides that the Trustees may, without any shareholder vote, except as specifically provided in the Declaration of Trust, amend the Declaration of Trust; and

WHEREAS, The Trustees desire to amend Article V, Section 1, and Article V, Section 2, in order to accommodate virtual meetings of shareholders of the Trust or a series thereof in light of COVID-19.

NOW, THEREFORE, the Declaration of Trust is hereby amended, effective as of September 17, 2020, as follows:

Article V, Section 1 of the Declaration of Trust is hereby amended and restated in its entirety as set forth below:

“The Shareholders shall have power to vote only (i) for the election or removal of Trustees as provided in Article IV, Section 1 of this Declaration of Trust, provided, however, that no meeting of Shareholders is required to be called for the purpose of electing Trustees unless and until such time as less than a majority of the Trustees have been elected by the Shareholders, (ii) with respect to any amendment of this Declaration of Trust to the extent and as provided in Article IX, Section 8 of this Declaration of Trust, (iii) with respect to any termination of this Trust to the extent and as provided in Article IX, Section 4 of this Declaration of Trust (for the avoidance of any doubt, Shareholders shall have no separate right to vote with respect to the termination of the Trust if the Trustees exercise their right to terminate the Trust pursuant to Article IX, Section 4 of this Declaration of Trust), (iv) to the same extent as the stockholders of a Massachusetts business corporation as to whether or not a court action, proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Trust or Series thereof or the Shareholders (provided, however, that a Shareholder of a particular Series shall not be entitled to a derivative or class action on behalf of any other Series (or Shareholder of any other Series) of the Trust), and (v) with respect to such additional matters relating to the Trust as may be required by law, this Declaration of Trust, the By-Laws or any registration of the Trust with the Commission (or any successor agency) or any state, or as the Trustees may consider necessary or desirable. Each whole Share shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional

Share shall be entitled to a proportionate fractional vote. On any matter submitted to a vote of Shareholders, all Shares of the Trust then entitled to vote shall, except as otherwise provided in the By-Laws, be voted in the aggregate as a single class without regard to Series or Classes of Shares, except that (1) when required by the 1940 Act or when the Trustees shall have determined that the matter affects one or more Series or Classes of Shares materially differently, Shares shall be voted by individual Series or Class and (2) when the matter affects only the interests of one or more Series or Classes, only Shareholders of such Series or Classes shall be entitled to vote thereon. There shall be no cumulative voting in the election of Trustees. Shares may be voted in person or by proxy. For the avoidance of doubt, where Shareholders may pursuant to the terms of a notice of a meeting of Shareholders (which may be amended from time to time) participate in and vote at such meeting by means of remote communication, shares voted by means of such remote communication shall constitute shares voted in person. A proxy with respect to Shares held in the name of two or more persons shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Trust receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action permitted or required of the Shareholders by law, this Declaration of Trust or the By-Laws.”

Article V, Section 2 of the Declaration of Trust is hereby amended and restated in its entirety as set forth below:

“Meetings of the Shareholders of the Trust or any or all Series or Classes may be called by the Trustees from time to time for the purpose of taking action upon any matter requiring the vote or authority of the Shareholders of the Trust or such Series or Classes as herein provided or for such other purposes as may be prescribed by law, by this Declaration of Trust or by the By-Laws. Meetings of the Shareholders may also be called by the Trustees from time to time for the purpose of taking action upon any other matter deemed by the Trustees to be necessary or desirable. A meeting of Shareholders may be held at any place designated by the Trustees. Notice of any meeting of Shareholders, stating the time and place of the meeting, and any amendments to any such notice, shall be given or caused to be given by the Trustees to each Shareholder by mailing such notice or amendment, as applicable, postage prepaid, at least seven days before such meeting, at the Shareholder’s address as it appears on the records of the Trust, or by facsimile or other electronic transmission, at least seven days before such meeting, to the telephone or facsimile number or e-mail or other electronic or mobile address most recently furnished to the Trust (or its agent) by the Shareholder. Whenever notice of a meeting is required to be given to a Shareholder under this Declaration of Trust or the By-Laws, a written waiver thereof, executed before or after the meeting by such Shareholder or his or her attorney thereunto authorized and filed with the records of the meeting, shall be deemed equivalent to such notice.”

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first set forth above.

/s/ Bruce B. Bingham Bruce B. Bingham	/s/ Christine C. Carsman Christine C. Carsman

/s/ Edward J. Kaier Edward J. Kaier	/s/ Kurt Keilhacker Kurt Keilhacker

/s/ Steven J. Paggioli Steven J. Paggioli	/s/ Richard F. Powers III Richard F. Powers III

/s/ Eric Rakowski Eric Rakowski	/s/ Victoria Sassine Victoria Sassine

/s/ Thomas R. Schneeweis Thomas R. Schneeweis